CONTACT:
Kevin  Gregory,  CFO
(859)  586-0600  x1424
kgregory@pomeroy.com
--------------------

POMEROY ANNOUNCES NASDAQ PANEL GRANTS EXTENSION TO MARCH 31, 2006

Hebron, KY; March 1, 2006; Pomeroy IT Solutions, Inc. (NASDAQ: PMRYE), today announced that it received a decision letter from Nasdaq informing Pomeroy that the Nasdaq Listing Qualifications Hearings Panel (the "Panel") granted the Company's request for an extension of time. The decision letter dated February 28, 2006, grants the Company's request for continued listing on The Nasdaq National Market provided that the Company files the quarterly report on Form 10-Q for the period ended October 5, 2005 (the "Third Quarter Form 10-Q"), and all required restatements, by March 31, 2006.

The Company has previously disclosed that on November 23, 2005, it received a Nasdaq Staff Determination notice from the Nasdaq Listing Qualifications Department that the Company was not in compliance with the continued listing requirements of NASD Marketplace Rule 4310(c)(14). The Company requested a hearing before the Panel to review the Staff Determination, which was held on December 22, 2005. As a result of that hearing, an initial extension was granted until February 28, 2006. On February 17, 2006, the Company informed the Panel that as a result of the Company's review of its fiscal 2005 services revenue and costs, an additional extension would be needed to file amended financial statements for the first and second quarters of fiscal 2005, and to file Form 10-Q for the period ended October 5, 2005.

The fifth character "E" will remain appended to the Company's trading symbol pending a final determination by the Panel that the Company is fully compliant with Nasdaq's filing requirement as well as other Nasdaq listing standards. In order to fully comply with the terms of this exception, the Company must provide prompt notification to the Panel of any significant events that occur during the exception period and demonstrate compliance with all requirements for continued listing on The Nasdaq National Market. The Company can provide no assurance that it will be able to satisfy the terms of the Panel's decision. If the Company fails to satisfy the terms, its securities may be delisted.

As a national solutions provider, Pomeroy provides services that include: outsourcing, application development, systems integration and other maintenance and support services. The Company maintains a workforce of 3,000+ skilled, technical employees with the capabilities to plan, design, implement and support all categories of its consulting, infrastructure and lifecycle solutions offerings. Pomeroy helps clients leverage IT as an enabler to increase productivity, reduce costs and improve profitability. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. The Company reported revenues of $742 million for the year ended January 5, 2005.

Certain of the statements in the preceding paragraphs regarding reporting financial results constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and


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as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the nature and extent of the errors identified, the time required by us to compile information necessary to complete our financial statements, and the time required by our auditors to complete the review of our Form 10-Qs and any restatements.